SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant  ☐

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☒ Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

PACIFIC HEALTH CARE ORGANIZATION INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒ No fee required.
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1) Title of each class of securities to which transaction applies:
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PACIFIC HEALTH CARE ORGANIZATION, INC.
21 Toulon
Newport Beach, California 92660

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

The Special Meeting of Stockholders of Pacific Health Care Organization, Inc., (“us”, “we”, “PHCO” or the “Company”) will be held at the Little America Hotel, located at 500 South Main Street in Salt Lake City, Utah on March __, 2008 at ____ a.m., local time, for the following purposes:

1.  To consider and vote upon a proposal to amend the Company’s Articles of Incorporation to effect a 1-for-50 reverse split of our common stock followed by a 2.5-for-1 forward split of our Common Stock;

2.      To transact any other business as may properly come before the meeting or at any adjournment thereof.

Our Board of Directors has fixed the close of business on February 22, 2008 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting.  A list of stockholders eligible to vote at the meeting will be available for inspection at the meeting and for a period of 10 days prior to the meeting during regular business hours at the law office of Poulton & Yordan, legal counsel to the Company, 324 South 400 West, Suite 250, Salt Lake City, Utah 84101.

All Company stockholders are cordially invited to attend the meeting in person.  Whether or not you expect to attend the Special Meeting of Stockholders, your proxy vote is important.  To assure your representation at the meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States.  Should you receive more than one proxy because your shares are registered in different names or addresses, each proxy should be signed and returned to assure that all your shares will be voted.  You may revoke your proxy at any time prior to the meeting.  If you attend the meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the meeting will be counted.

YOUR VOTE IS IMPORTANT

IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

By order of the President,

March __, 2008	Tom Kubota, President

PACIFIC HEALTH CARE ORGANIZATION, INC.
21 Toulon
Newport Beach, California 92660

PROXY STATEMENT

GENERAL

SOLICITATION OF PROXIES.  This proxy statement is being furnished to the stockholders of Pacific Health Care Organization, Inc., a Utah corporation, in connection with the solicitation of proxies by our board of directors for use at the Special Meeting of Stockholders to be held at the Little America Hotel, located at 500 South Main Street in Salt Lake City, Utah on March __, 2008 or at any adjournment thereof.  A copy of the notice of meeting accompanies this proxy statement.  It is anticipated that the mailing of this proxy statement will commence on or about March __, 2008.

COST OF SOLICITATION.  We will bear the costs of soliciting proxies.  In addition to the use of the mails, certain directors or officers of our Company may solicit proxies by telephone, telegram, facsimile, cable or personal contact.  Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of our common stock.

OUTSTANDING VOTING SHARES.  Our stockholders of record at the close of business on February 22, 2008 will be entitled to notice of and to vote at the meeting.  On the record date, we had 15,427,759 shares of common stock outstanding, which are our only securities entitled to vote at the meeting, each share being entitled to one vote.

VOTE REQUIRED FOR APPROVAL.  Shares of common stock will vote with respect to each proposal.  Under our Bylaws, Proposals 1 and 2 each require the affirmative vote of a majority of the votes eligible to be voted by holders of shares represented at the Special Meeting in person or by proxy.  With respect to Proposals 1 and 2, votes may be cast by a stockholder in favor or against the Proposals or a stockholder may elect to abstain.  Since votes withheld and abstentions will be counted for quorum purposes and are deemed to be present for purposes of the respective proposals, they will have the same effect as a vote against each matter.

Under the NASD Rules of Fair Practice, brokers who hold shares in street name have the authority, in limited circumstances, to vote on certain items when they have not received instructions from beneficial owners.  A broker will only have such authority if (i) the broker holds the shares as executor, administrator, guardian, trustee or in a similar representative or fiduciary capacity with authority to vote or (ii) the broker is acting under the rules of any national securities exchange of which the broker is also a member.  Broker abstentions or non-votes will be counted for purposes of determining the presence or absence of a quorum at the meeting.  Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, but broker non-votes are not counted for purposes of determining whether a proposal has been approved.

VOTING YOUR PROXY.  Proxies in the accompanying form, properly executed and received by our President prior to the Special Meeting and not revoked, will be voted as directed.  In the absence of direction from the stockholder, properly executed proxies received prior to the Special Meeting will be voted FOR Proposals 1 and 2.  You may revoke your proxy by giving written notice of revocation to the Corporate Secretary at any time before it is voted, by submitting a later-dated proxy or by attending the Special Meeting and voting your shares in person.  Stockholders are urged to sign and date the enclosed proxy and return it as promptly as possible in the envelope enclosed for that purpose.

PROPOSAL I

DIRECTORS’ PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION
OF PACIFIC HEALTH CARE ORGANIZATION, INC. TO EFFECT A
REVERSE STOCK SPLIT FOLLOWED BY A FORWARD
STOCK SPLIT OF PHCO'S COMMON STOCK

SUMMARY

The board of directors has authorized, and recommends for your approval a reverse 1-for-50 stock split followed by a forward 2.5-for-1 stock split of the common stock of the Company.

IN THE DISCUSSION BELOW, THE TERM “MINIMUM NUMBER” MEANS 50 PRE-REVERSE SPLIT COMMON SHARES.

The proposed transaction will be carried out on a per shareholder basis.  The proposed transaction is comprised of a 1 share for 50 shares reverse stock split (the “Reverse Split”), with no shareholder holding at least the Minimum Number of shares of common stock being reversed below 40 post reverse split shares, followed by a subsequent forward stock split (the “Forward Split”) pursuant to which each whole share of common stock outstanding following completion of the Reverse Split will be converted into 2.5 shares of common stock.  There will be no change in the Company’s authorized common stock or the par value of the Company’s common stock as a result of the Proposed Transaction.  As permitted under Utah law, shares of common stock that would be converted into a fractional share, (less than a whole share), in the Reverse Split will not be included in the Forward Split.  Rather, all fractional shares will be converted into the right to receive a cash payment as described below (we refer to the Reverse Split, the Forward Split, the cash-out of fractional shares and these cash payments, collectively, as the “Proposed Transaction.”)  Any fractional shares resulting from the Forward Split will be rounded up to the next whole share.

The Company is submitting this proposal to approve, and the board of directors recommends that shareholders approve, the Proposed Transaction described above.

We believe that the Proposed Transaction will result in significantly reduced shareholder record keeping and mailing expenses for the Company and provide holders of fewer than the Minimum Number of shares with an efficient, cost-effective way to cash-out their investments.

The board of directors is soliciting shareholder approval for the Proposed Transaction.  If approved by shareholders the Reverse Split and Forward Split will become effective on such date of dates as may be determined by the board of directors upon the filing of the necessary amendments to the Company’s Articles of Incorporation with the Secretary of State of the State of Utah.  We anticipate that some period of time, perhaps several days to several weeks, may elapse between the time the Reverse Split occurs and the Forward Split occurs to allow our transfer agent to properly record the effects of the Reverse and Forward Splits.  The forms of proposed amendment to our Articles of Incorporation necessary to effect the Reverse Split and the Forward Split are attached to this Proxy Statement as Annexes A and B, respectively.  The highlights of the Proposed Transaction are as follows.

EFFECT ON SHAREHOLDERS

If approved by shareholders at the Special Meeting and implemented by the board, the Proposed Transaction will affect our shareholders as follows:

Shareholder Before Completion of the Proposed Transaction	Net Effect After Completion of the Proposed Transaction

Registered shareholders holding the Minimum Number of more shares of common stock.	The Net effect of the Proposed Transaction is that shareholders holding the Minimum Number will realize an effective 1-for-20 reverse split.

Registered shareholders holding fewer than the Minimum Number of shares of common stock.	Shares will be converted into the right to receive cash (see “Determination of Cash-out Price” at page 9 and “Stock Certificates” at page 11.)

Shareholders holding common stock in street name though a nominee (such as a bank or broker).
We intend for the Proposed Transaction to treat shareholders holding common stock in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their names.  Nominees will be instructed to effect the Proposed Transaction for their beneficial holders.  However, nominees may have different procedures and shareholders holding shares in street name should contact their nominees.

REASONS FOR THE PROPOSED TRANSACTION

The board of directors recommends that shareholders approve the Proposed Transaction described herein for the following reasons.  These, and other reasons, are described in detail under “Background and Purpose of the Proposed Transaction” below.

Issue	Solution

The Company has a large number of shareholders that own relatively few shares.  Specifically, as of February 22, 2008 of our approximately 1,077 registered shareholders, approximately 760 hold fewer than 50 shares of common stock in their accounts.  Continuing to maintain accounts for these shareholders, including costs associated with required shareholder mailings costs the Company thousands of dollars per year.

In addition, continuing to distribute required mailings to shareholders with fewer than 50 shares of common stock held in street name through a nominee (i.e., a bank or broker) also costs the Company each year.
The Proposed Transaction will reduce the number of shareholders with small accounts and result in cost savings for the Company.

As a result of transaction costs associated with the sale of shares of our common stock, in many cases may be prohibitively expensive for shareholders with fewer than 50 shares to sell their shares on the open market.

The Reverse Split cashes out shareholders with small accounts without transaction costs such as brokerage fees.  However, if these shareholders do not want to cash out their holdings of common stock, they may purchase additional shares on the open market to increase the number of shares of common stock in their account to 50 shares of common stock.

STRUCTURE OF THE PROPOSED TRANSACTION

The Proposed Transaction includes both a reverse stock split and a forward stock split of our common stock.  The Proposed Transaction will not, however, result in a change to the Company’s authorized common stock or the par value of its common stock.  If the Proposed Transaction is approved by shareholders and implemented by the board, the Reverse Split is expected to occur at 5:00 p.m. on the Effective Date, which will be determined by the board of directors in its sole discretion.  Following the necessary adjustments to the Company’s transfer books giving effect to the Reverse Split, the Forward Split will occur.  We anticipate several days to several weeks could elapse between the Effective Date of the Reverse Split and the Effective Date of the Forward Split.

Upon consummation of the Reverse Split, each registered shareholder on the Effective Date will receive one share of common stock for each Minimum Number of shares of common stock held in his or her account at that time.  No shareholder holding at least the Minimum Number of shares of common stock immediately prior to the Effective Date of the Reverse Split will be reversed below 40 post reverse split shares.  Any fractional shares resulting from the Reverse Split will be cashed out after the Reverse Split.

Any shareholder who holds fewer than the Minimum Number of shares of common stock in his or her account at the time of the Reverse Split (also referred to as a “Cashed-Out Shareholder”) will receive the right to receive a cash payment instead of fractional shares.   All shareholders holding fractional shares and whole shares immediately following the Reverse Split will receive their whole shares and will also receive a right to receive a cash payment for their fractional shares.  No shareholder will receive fractional shares. This amount of the cash payment will be determined and paid as described below under “Determination of Cash-out Price” at page 9 and “Stock Certificates” at page 11.   Following the Reverse Split, the shares of all shareholders who are not Cashed-Out Shareholders will be Forward Split on a 2.5-for-1 basis.  Any fractional shares resulting from the Forward Split will be rounded up to the next whole share.

We intend for the Proposed Transaction to treat shareholders holding common stock in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their names, and nominees will be instructed to effect the Proposed Transaction for their beneficial holders.  Accordingly, we also refer to those street name holders who will hold only fractional shares immediately following the reverse split and will, therefore, receive the right to receive a cash payment instead of fractional shares as “Cashed-Out Shareholders.”  However, nominees may have different procedures, and shareholders holding shares in street name should contact their nominees.

In general, the Proposed Transaction can be illustrated by the following examples:

Hypothetical Scenario	Result

Mr. Brown is a registered shareholder who holds 27 shares of common stock in his account prior to the Proposed Transaction.
Instead of receiving a fractional share of common stock immediately after the Reverse Split, Mr. Brown’s shares will be converted into the right to receive cash.  If the procedure described below under “Determination of Cash-out Price” resulted in a per share price of $0.08 per share, Mr. Brown would receive $2.16 ($0.08 per share x 27 shares).

Note: If Mr. Brown wants to continue his investment in the Company, he can, prior to the Effective Date, buy at least 23 more shares and hold them in his account. Mr. Brown would have to act far enough in advance of the Proposed Transaction so that the purchase is completed and the additional shares are credited in his account by the close of business (eastern time) on the Effective Date of the Reverse Split.

Ms. Green has two separate accounts.  Immediately prior to the Effective Date of the Reverse Split, she holds 26 shares of common stock held of record in her own name and 25 shares of common stock in street name in a brokerage account.

As described above, Ms. Green will receive a right to receive a cash payment equal to the cash-out price of her common stock held of record in her own name and in street name in her brokerage account instead of receiving fractional shares.  Assuming a cash-out price of $0.08 per share, Ms. Green would receive $4.08 (26 shares x $0.08 per share = $2.08; 25 shares x $0.08 per share = $2.00; $2.08 + $2.00 = $4.08.)

Note: If Ms. Green wants to continue her investment in the Company, she can consolidate or transfer her two accounts prior to the Effective Date into an account with at least the Minimum Number of shares of common stock. Alternatively, she can buy at least 24 more shares in her own name and 25 more shares in her brokerage account and hold them. She would have to act far enough in advance of the Proposed Transaction so that the consolidation or the purchase is completed by the close of business (eastern time) on the Effective Date of the Reverse Split.

Mr. Red holds 35 shares in of common stock in the record name of “John Red” and 40 shares of common stock in the record name of “John J. Red”
Even though in total Mr. Red is the beneficial owner of more than the Minimum Number of shares of common stock because those shares are held of record in two distinct names, Mr. Red will receive a right to a cash payment equal to the cash-out price of the common stock instead of receiving fractional shares.  Assuming a cash-out price of $0.08 per share, Mr. Red would receive a total of $6.00 (35 shares x $0.08 per share = $2.80; 40 shares x $0.08 per share = $3.20; $2.80 + $3.20 = $6.00.)

Note: If Mr. Red wants to continue his investment in the Company, he can consolidate or transfer his certificates into one record name prior to the Effective Date with at least the Minimum Number of shares of common stock. Alternatively, he can buy at least 15 more shares in the record name of  “John Red” and 10 more shares in the record name of "John J. Red” and hold them. He would have to act far enough in advance of the Proposed Transaction so that the consolidation or the purchase is completed by the close of business (eastern time) on the Effective Date of the Reverse Split.

Ms. Blue holds 2,000 shares of common stock as of the Effective Date.	After the Proposed Transaction, Ms. Blue will own 100 shares of common stock.

Mr. Orange holds six shares of common stock in a brokerage account as of the Effective Date.
The Company intends for the Proposed Transaction to treat shareholders holding common stock in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their names.  Nominees will be instructed to effect the Proposed Transaction for their beneficial holders. However, nominees may have different procedures and shareholders holding common stock in street name should contact their nominees.

BACKGROUND AND PURPOSE OF THE PROPOSED TRANSACTION

The Company currently has a shareholder base of approximately 1,077 registered shareholders.  A large number of our shareholders hold small shareholdings.  As of February 22, 2008, approximately 760 registered holders held fewer than 50 shares of our common stock and approximately 886 held fewer than one round lot.  As of February 22, 2008, shareholders holding fewer than 50 and 100 shares represented approximately 71% and 82%, respectively, of the total number of registered holders of our common stock, but these accounts represented approximately only 0.1% and 0.2%, respectively, of the total number of outstanding shares of our common stock.

We expect to benefit from cost savings as a result of the Proposed Transaction. The cost of administering each registered shareholder’s account is the same regardless of the number of shares held in that account.  Therefore, our costs to maintain such small accounts are disproportionately high when compared to the total number of shares involved.  We expect that these costs will only increase over time.

Moreover, the Proposed Transaction will provide shareholders with fewer than the Minimum Number of shares of common stock with a cost-effective way to cash out their investment in the Company, because these shareholder will not incur transaction costs, such as brokerage or service fees, in connection with the Proposed Transaction.  Otherwise, shareholders with small holdings would likely incur brokerage fees which are disproportionately high relative to the market value of their shares if they wanted to sell their stock in the market.  The Proposed Transaction will eliminate these problems for most shareholders with small holdings.

In light of these disproportionate costs, the board of directors believes that it is in the best interests of the Company and its shareholders as a whole to eliminate the administrative burden and costs associated with such small accounts.

If our shareholders do not approve the Proposed Transaction, we may pursue alternative methods of reducing our shareholder base, including odd-lot tender offers and programs to facilitate sales by shareholders of odd-lot holdings. However, there can be no assurance that we will decide to pursue any such transaction.

EFFECT OF THE PROPOSED TRANSACTION ON COMPANY SHAREHOLDERS

Registered Shareholders with Fewer than the Minimum Number of Shares of Common Stock:

If we complete the Proposed Transaction and you are a Cashed-Out Shareholder (i.e., a shareholder holding fewer than the Minimum Number of shares of common stock immediately prior to the Reverse Split):

•	You will not receive fractional shares of stock as a result of the Reverse Split in respect of your shares being cashed out.

•
Instead of receiving fractional shares, you will receive the right to receive a cash payment in respect of your affected shares. See “Determination of Cash-out Price” at page 9 and “Stock Certificates” at page 11.

•
After the Reverse Split, you will have no further interest in the Company with respect to your cashed-out shares. These shares will no longer entitle you to the right to vote as a shareholder or share in the Company’s assets, earnings, or profits or in any dividends paid after the Reverse Split. In other words, you will no longer hold your cashed-out shares, you will have only the right to receive cash for these shares.  In addition, you will not be entitled to receive interest with respect to the period of time between the Effective Date and the date you receive your payment for the cashed-out shares.

•	You will not have to pay any service charges or brokerage commissions in connection with the Proposed Transaction.

•
As soon as practicable after the time we effect the Reverse Split, you will receive a payment for the cashed-out shares you held immediately prior to the Reverse Split in accordance with the procedures described below.

•
If you are a Cashed-Out Shareholder with a stock certificate representing your cashed-out shares, you will receive a transmittal letter as soon as practicable after the Effective Date of the Reverse Split. The letter of transmittal will contain instructions on how to surrender your certificate or certificates to our transfer agent, Pacific Stock Transfer Company, for your cash payment. YOU WILL NOT RECEIVE YOUR CASH PAYMENT UNTIL YOU SURRENDER YOUR OUTSTANDING CERTIFICATE OR CERTIFICATES TO PACIFIC STOCK TRANSFER COMPANY, TOGETHER WITH A COMPLETED AND EXECUTED COPY OF THE LETTER OF TRANSMITTAL. Please do not send your certificates until you receive your letter of transmittal. For further information, see “Stock Certificates” below.

•	All amounts owed to you will be subject to applicable federal income tax and state abandoned property laws.

•	You will not receive any interest on cash payments owed to you as a result of the Proposed Transaction.

Registered Shareholders with the Minimum Number or More Shares of Common Stock:

If you are a registered shareholder with the Minimum Number or more, of shares of common stock as of 5:00 p.m. on the Effective Date of the Reverse Split, we will first reclassify your shares into one-fiftieth (1/50th) of the number of shares you held immediately prior to the Reverse Split, although no holder of at least the Minimum Number will be reversed below 40 post reverse split shares.  If as a result of the Reverse Split, you become the holder of whole shares and fractional shares:

•	You will not receive the fractional shares of stock as a result of the Reverse Split.

•
Instead of receiving fractional shares, you will receive a right to receive a cash payment in respect of your fractional shares. See “Determination of Cash-out Price” at page 9 and “Stock Certificates” at page 11.

•
After your fractional shares are cashed-out, you will have no further interest in said fractional shares. The fractional shares will no longer entitle you to the right to vote as a shareholder or share in the Company’s assets, earnings, or profits or in any dividends paid after the Reverse Split. In other words, you will no longer hold your cashed-out shares, you will have only the right to receive cash for these shares.  In addition, you will not be entitled to receive interest with respect to the period of time between the Effective Date and the date you receive your payment for the cashed-out shares.  You will, however, still maintain all your rights as a shareholder with respect to the whole shares of the Company you own.

•	You will not have to pay any service charges or brokerage commissions in connection with the Proposed Transaction.

•
As soon as practicable after the time we effect the Reverse Split, you will receive a payment for the fractional shares you hold immediately following the Reverse Split in accordance with the procedures described below.

•
If as a result of the Reverse Split you become the holder of fractional shares, you will receive a transmittal letter as soon as practicable after the Effective Date of the Reverse Split. The letter of transmittal will contain instructions on how to surrender your certificate or certificates to our transfer agent, Pacific Stock Transfer Company, for your cash payment. YOU WILL NOT RECEIVE YOUR CASH PAYMENT UNTIL YOU SURRENDER YOUR OUTSTANDING CERTIFICATE OR CERTIFICATES TO PACIFIC STOCK TRANSFER COMPANY, TOGETHER WITH A COMPLETED AND EXECUTED COPY OF THE LETTER OF TRANSMITTAL. Please do not send your certificates until you receive your letter of transmittal. For further information, see “Stock Certificates” below.

•	All amounts owed to you will be subject to applicable federal income tax and state abandoned property laws.

•	You will not receive any interest on cash payments owed to you as a result of the Proposed Transaction.

Following completion of the adjustments to the Company’s transfer books to reflect the effects of the Reverse Split, at 5:00 p.m. on the Effective Date of the Forward Split, we will reclassify your shares in the Forward Split into 2.5 times the number of shares you held after the Reverse Split, which will result in you holding approximately one-twentieth (1/20th) of the number of shares you held prior to the Reverse Split. To illustrate, if you held 2,000 shares of common stock immediately prior to the Reverse Split, your shares would be converted into 40 shares in the Reverse Split and then converted to 100 shares in the Forward Split.

Street Name Holders of Common Stock:

We intend for the Proposed Transaction to treat shareholders holding common stock in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their names.  Nominees will be instructed to effect the Proposed Transaction for their beneficial holders. However, nominees may have different procedures and shareholders holding common stock in street name should contact their nominees.

Current and Former Company Employees and Directors:

If you are a current or former employee or director of the Company, you may hold options to purchase our common stock through Company stock option plans.  The number of shares you may purchase under your options and the exercise price will be adjusted accordingly to reflect the effects of the Proposed Transaction.  In the event the Reverse Split or the Forward Split would result in a current or former Company employee or director receiving the right to acquire a fractional share, such right to acquire a fractional share shall be rounded up to the next whole share rather than a right to receive a cash payment in lieu of a fractional share.

DETERMINATION OF CASH-OUT PRICE

In order to provide a cost effective method for shareholders holding fewer than the Minimum Number of shares of our common stock to receive value for their shares which they might not otherwise realize, and to avoid the expense and inconvenience of issuing fractional shares to shareholders who will hold less than one share of our common stock after the Reverse Split, under Utah state law the Company may pay in money the value of each fractional share. If shareholders approve the Proposed Transaction at the Special Meeting and the Proposed Transaction is completed, the Company will pay cash for the fair value of the fractional shares resulting from the Reverse Split.  The fractional shares will be retired and returned to the authorized common stock of the Company available for future issuance.  All Cashed-Out Shareholders will cease to be shareholders of the Company.

Section 16-10a-604(1)(a) of the Utah Revised Business Corporation Act provides that a corporation may, “issue fractions of a share or pay in money the value of fractions of a share” (emphasis added).  The board of directors has determined it to be in the best interest of the Company and its shareholders to pay in money the value of the fractional shares rather then issue fractional shares.  Under Utah law, the component elements of the determination of value of shares are:

•	asset value of the corporation;

•	market of value of the stock; and

•	investment value.

While all three elements are to be considered, for reasons discussed in more detail below, the weighting of each element in reaching a determination of value, may not be equal.

Asset Value

Utah courts have stated that asset value should not be heavily weighted in stock valuation unless the valuation is being made for liquidation purposes, because the real value of a company is as a going concern.  The courts have also held that asset value, in and of itself is the least reliable of the three factors in value determination.  A review of the Company’s balance sheet indicates the Company has an asset value of approximately $800,000.  Dividing this amount by the total outstanding shares of common stock of the Company discloses and asset value of $0.05 per share.  As a service company, the Company has modest assets.  Therefore, an asset valuation will yield the lowest value per share of any of the three valuations.

Market Value

The market value of a stock that is publicly traded is typically considered to be the price at which the stock may be purchased in the open market.  In the case of the Company, the public market price for a share of Company common stock has for some time ranged between $0.06 and $0.08 per share.

The reliability of market price as a measure of fair value, however, must be evaluated on a case-by-case basis. Courts typically hold that a free and open market that is characterized by a substantial volume of transactions on a large well-known exchange tends to make the market price a fair and accurate reflection of the value of the stock.  The more sporadic the trading in the stock, or the smaller or less well-reputed the exchange or market in which the stock trades or is quoted, the less reliable market price becomes as an indicator of value.  In the present case, the Company’s common stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB”) and is thinly traded.  Therefore, the market price of the Company’s common stock as quoted on the OTCBB may be an indicative, but not a dispositive, indicator of the value of the Company’s common stock.

Investment Value

Utah courts have taken the position that generally investment value is the central component of fair value because the assets of a corporation are of value chiefly because of their earnings capacity.  Investment value represents an estimate of a corporation’s earning capacity and is fixed in a two-step process.  First, an average annual earnings figure is calculated based on the corporation’s recent earnings history, excluding unusual gains or losses.  Second, a capitalization ratio or earnings multiplier is selected.  The investment value of a corporation is the product of the capitalization ratio and the average earnings figure.

In determining an average annual earnings figure the Company considered earnings for the fiscal years 2004 through 2007, excluding all unusual gains or losses including the extraordinary legal expenses incurred by the Company from 2004 to 2006 in defending itself against a lawsuit brought by certain shareholders of the Company.  This yielded an average annual earnings figure of approximately $129,322.

Valuation experts calculate capitalization ratio based on a series of factors deemed appropriate for the corporation being valued, its prospects and its perceived risk profile.  The capitalization ratio calculation begins with a basic “risk-free” rate of return.  Most valuation experts rely on the 20-year U.S. Treasury Bill rate as its measure of the risk-free rate of return.  The current 20-year U.S. Treasury Bill rate of return is 4.6%.  To this risk-free rate, valuation experts add an “equity risk premium” based on the market capitalization of the corporation being valued.  The equity risk premium for “micro capitalization”, or “micro-cap” companies, such as PHCO, is currently 13.4%1.  Next, an “industry risk” is assigned based on the specific industry in which the Company operates.  Currently, the primary industry risk to the Company is falling workers’ compensation insurance premiums in California.  Based on research of the Company’s Chief Financial Officer, the Company believes a 2.0% “industry risk” premium is appropriate.  The subtotal of the risk-free rate, the equity risk premium and the industry risk equals 20.0% (4.6% + 13.4% + 2.0%).  From this subtotal is subtracted an estimated long-term growth rate to arrive at the final capitalization ratio of the corporation being valued.  Based on past results, including the inconsistent historic earnings of the Company and anticipated future results, including currently declining workers’ compensation insurance premiums and economic recession, the Company is currently estimating its long-term growth rate to be 5.0%.  Deducting the estimated long-term growth rate from the subtotal of the risk-free rate, the equity risk premium and the industry risk provides a capitalization ratio of 15.0%.  A capitalization ratio of 15.0% yields an earnings multiplier of 6.7%.

Multiplying the average annual earnings figure by the earnings multiplier yields an investment value of $862,575 or $0.06 per share.

Given the reluctance of Utah courts to place significant weight on asset value except in the case of a liquidation, the board of directors has determined not to rely on asset value in determining cash-out price.  The board of directors has considered both the investment value and the market value of the Company’s common stock and has determined to pay to the Cashed-Out Shareholders the higher of the two valuations.  Therefore, the Cash-Out Price per share will be $0.08.

  1 See Ibbotson Associates, Stocks, Bonds, Bills and Inflation Valuation Edition 2007 Yearbook (Chigaco, Morningstar, Inc., 2007 ).

EFFECT OF THE PROPOSED TRANSACTION ON THE COMPANY

The Proposed Transaction will not affect the public registration of our common stock with the United States Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended.  Similarly, we do not expect that the Proposed Transaction will affect the continued quotation of our common stock on the OTCBB.

The number of authorized shares of Company common stock will not change as a result of the Reverse and Forward Splits.  On February 22, 2008 there were 15,427,759 shares of Common Stock issued and outstanding.  As a result of the Reverse and Forward Splits and the cashing-out of fractional shares as discussed herein, the total number of shares that will be cashed-out and the total cash to be paid by us is unknown at this point in time.  However, by way of example, if the 1-for-50 Reverse Split had been completed as of February 22, 2008, when the fair value of our common stock was $0.08 per share, then the cash payments that would have been issued to our registered holders who would become Cashed-Out Shareholders, would have been approximately $1,500.  We do not know how many street name shareholders will be cashed-out or how that might effect the amount we will pay to Cashed-out Shareholders.  The actual amounts will depend on the number of Cashed-Out Shareholders on the Effective Date of the Reverse Split, which may vary from the number of such shareholders on February 22, 2008.

The par value of our common stock will remain at $0.001 per share after the Proposed Transaction.

STOCK CERTIFICATES

        All certificates will be affected by the Proposed Transaction.  If you hold at least the Minimum Number of shares immediately preceding the Proposed Transaction your certificate or certificates will be adjusted in accordance with the Proposed Transaction.   You will not be required to tender your stock certificate or certificates as a result of the Proposed Transaction.  Your current certificate or certificates will continue to evidence ownership of common stock in the Company on an adjusted basis.

Any Cashed-Out Shareholder with a share certificate or certificates will receive a letter of transmittal after the Reverse Split is completed.  The letter of transmittal will contain instructions on how to surrender your certificate or certificates to our transfer agent, Pacific Stock Transfer Company, for your cash payment. YOU WILL NOT RECEIVE YOUR CASH PAYMENT UNTIL YOU SURRENDER YOUR OUTSTANDING STOCK CERTIFICATE OR CERTIFICATES TO PACIFIC STOCK TRANSFER COMPANY, TOGETHER WITH A COMPLETED AND EXECUTED COPY OF THE LETTER OF TRANSMITTAL.  Please do not send your certificates until you receive your letter of transmittal.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

We have summarized below certain federal income tax consequences to you and the Company resulting from the Proposed Transaction.  This summary is based on U.S. federal income tax law existing as of the date of this Proxy Statement, and such tax laws may change, even retroactively.  This summary does not discuss all aspects of federal income taxation which may be important to you in light of your individual circumstances.  Many shareholders (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) may be subject to special tax rules.  Other shareholders may also be subject to special tax rules, including but not limited to: shareholders who received common stock as compensation for services or pursuant to the exercise of an employee stock option, or shareholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes.  In addition, this summary does not discuss any state, local, foreign, or other tax considerations.  This summary assumes that you are a U.S. citizen and have held, and will hold, your shares as capital assets under the Code.  You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of your specific circumstances.

Federal Income Tax Consequences to Shareholders who are not Cashed Out by the Proposed Transaction

If you (i) continue to hold common stock immediately after the Proposed Transaction, and (ii) receive no cash as a result of the Proposed Transaction, you will not recognize any gain or loss in the Proposed Transaction and you will have the same adjusted tax basis and holding period in your common stock as you had in such stock immediately prior to the Proposed Transaction.

Federal Income Tax Consequences to Cashed-Out Shareholders

If you receive cash as a result of the Proposed Transaction, your tax consequences will depend on whether, in addition to receiving cash, you or a person or entity related to you continues to hold common stock immediately after the Proposed Transaction, as explained below.

Shareholders Whose Shares are Completely Cashed-Out as a Result of the Proposed Transaction

If you (i) receive cash in exchange for a fractional share as a result of the Proposed Transaction, (ii) do not continue to hold any common stock immediately after the Proposed Transaction, and (iii) are not related to any person or entity which holds common stock immediately after the Proposed Transaction, you will recognize capital gain or loss. The amount of capital gain or loss you recognize will equal the difference between the cash you receive for your cashed-out stock and your aggregate adjusted tax basis in such stock.

If you are related to a person or entity who continues to hold common stock immediately after the Proposed Transaction, you will recognize gain in the same manner as set forth in the previous paragraph, provided that your receipt of cash either (i) is “not essentially equivalent to a dividend,” or (ii) is a “substantially disproportionate redemption of stock,” as described below.

•
“Not Essentially Equivalent to a Dividend.”  You will satisfy the “not essentially equivalent to a dividend” test if the reduction in your proportionate interest in the Company resulting from the Proposed Transaction is considered a “meaningful reduction” given your particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority shareholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will meet this test.

•
“Substantially Disproportionate Redemption of Stock.”  The receipt of cash in the Proposed Transaction will be a “substantially disproportionate redemption of stock” for you if the percentage of the outstanding shares of common stock owned by you immediately after the Proposed Transaction is less than 80% of the percentage of shares of common stock owned by you immediately before the Proposed Transaction.

In applying these tests, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you.  If the taxable amount is not treated as capital gain under any of the tests, it will be treated first as ordinary dividend income to the extent of your ratable share of our undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as capital gain.

Shareholders Who Both Receive Cash and Continue to Hold Common Stock Immediately After the Proposed Transaction

If you both receive cash as a result of the Proposed Transaction and continue to hold common stock immediately after the Proposed Transaction, you generally will recognize gain, but not loss, in an amount equal to the lesser of (i) the excess of the sum of aggregate fair market value of your shares of common stock plus the cash received over your adjusted tax basis in the shares, or (ii) the amount of cash received in the Proposed Transaction.  In determining whether you continue to hold common stock immediately after the Proposed Transaction, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you.  Your aggregate adjusted tax basis in your shares of common stock held immediately after the Proposed Transaction will be equal to your aggregate adjusted tax basis in your shares of common stock held immediately prior to the
Proposed Transaction, increased by any gain recognized in the Proposed Transaction, and decreased by the amount of cash received in the Proposed Transaction.

Any gain recognized in the Proposed Transaction will be treated, for federal income tax purposes, as capital gain, provided that your receipt of cash either (i) is “not essentially equivalent to a dividend” with respect to you, or (ii) is a “substantially disproportionate redemption of stock” with respect to you. (Each of the terms in quotation marks in the previous sentence is discussed above under the heading “Shareholders whose Shares are Completely Cashed-Out as a Result of the Proposed Transaction.”) In applying these tests, you may possibly take into account sales of shares of common stock that occur substantially contemporaneously with the Proposed Transaction. If your gain is not treated as capital gain under any of these tests, the gain will be treated as ordinary dividend income to you to the extent of your ratable share of our undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as a capital gain.

YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE PROPOSED TRANSACTION IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

ACCOUNTING CONSEQUENCES

The fractional shares resulting from the reverse stock split will be retired and returned to the authorized common stock of the Company available for future issuance.  The per-share common stock net income or loss and net book value will be increased because there will be fewer shares of our common stock outstanding.  Any fractional shares that are redeemed by the Cashed-Out Shareholders will result in a decrease in paid in capital and cash. We do not anticipate that any other accounting consequences would arise as a result of the Proposed Transaction.

APPRAISAL RIGHTS

Shareholders do not have appraisal rights under Utah state law or under the Company’s Articles of Incorporation or Bylaws in connection with the Proposed Transaction.

RESERVATION OF RIGHTS

We reserve the right to abandon the Proposed Transaction without further action by our shareholders at any time before the filing of the necessary amendments to our Articles of Incorporation with the Utah Secretary of State, even if the Proposed Transaction has been authorized by our shareholders at the Special Meeting.  By voting in favor of the Proposed Transaction you are also expressly authorizing us to determine not to proceed with the Proposed Transaction if we should so decide.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION OF PACIFIC HEALTH CARE ORGANIZATION, INC. TO EFFECT THE PROPOSED TRANSACTION.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners

As of February 22, 2008 we had 15,427,759 shares of our common stock issued and outstanding. Based upon a review of our list of shareholders as of that date provided by the Company’s transfer agent, and a review of applicable SEC filings regarding beneficial ownership of the Company, the persons named below are the beneficial owners of more than 5% of the outstanding common stock, other than directors, nominees and executive officers whose beneficial ownership is described below as of February 22, 2008.

Name	Shares of Common Stock	Percentage of Class

Amafin Trust 121 Meierhofstrasse FL 9495 Triesen Lichtenstein	1,500,000	9.7%

Donald P. Balzano 5422 Michelle Drive Torrance, CA 90503	1,083,335	7.0%

Eurifa Anstalt 121 Meierhofstrasse FL 9495 Triesen Liechtenstein	955,343	6.2%

Manfred Heeb 121 Meierhofstrasse FL 9495 Triesen Liechtenstein	1,445,982	9.4%

Auric Stiftung P.O. Box 83, Aeulestrasse 5 FL 9490 Vaduz Liechtenstein	1,500,000	9.7%

Janet Zand 1505 Rockcliff Road Austin, Texas 78796	1,083,333	7.0%

TOTAL	7,567,993	49.16%

Directors, Executive Officers And Nominees

The following table sets forth the beneficial ownership of our common stock as of that date, of each director or nominee and our executive officers and persons who have served as a director or executive officer of the Company since the beginning of the last fiscal year, and such persons as a group.  Except as otherwise noted, the address for each of these individuals is the Company’s address, 21 Toulon, Newport Beach, California 92660.

Name	Shares of Common Stock	Percentage of Class

Tom Kubota (1) (2)	3,212,305	20.8%

Donald Hellwig (3) 6226 Morley Avenue Los Angeles, California 90056	3,000	0.0%

Frank Hough (1)	0	0.0%

Thomas Iwanski (1)	0	0.0%

David Wang (1)	0	0.0%

All directors, nominees and executive officers as a group (4 persons):	3,215,305	20.8%

(1)  Mr. Kubota is the Company’s President and Chief Executive Officer.  Mr. Hough is the Company’s Chief Financial Officer.  Mr. Kubota, Mr. Iwanski and Mr. Wang are members of the Company’s board of directors.
(2)  The number of shares attributed to Mr. Kubota includes 426,667 shares held of record in his own name and 2,785,638 shares held of record by Nanko Investments, Inc.  Mr. Kubota is the president of Nanko Investments, Inc.  As such, he may be deemed to have voting and/or investment power over the shares held by Nanko Investments and therefore may be deemed to be the beneficial owner of those shares.
(3) Mr. Hellwig served as the Company’s Chief Financial Officer from 2003 to November 2007.  Mr. Hellwig also served as a a member of the Company’s board of directors from January 2005 to November 2007.  The number of shares attributed to Mr. Hellwig are held of record by Donald C. Hellwig Trustee of the Hellwig Family Trust.  As Trustee the Trust, Mr. Hellwig may be deemed to have voting and/or investment power over the shares held by the Trust and therefore may be deemed to be the beneficial owner of those shares.

Change in Control

The Company knows of no present arrangements that may result in a change in control of the Company.

SHAREHOLDER PROPOSALS

If you wish to include a proposal in the Proxy Statement for the 2007 Annual Meeting of stockholders, your written proposal must be received by us no later than July 15, 2008.  The proposal should be mailed by certified mail, return receipt requested, and must comply in all respects with applicable rules and regulations of the Securities and Exchange Commission, the laws of the State of Utah and our Bylaws.  Stockholder proposals may be mailed to the Pacific Health Care Organization, Inc., c/o Poulton & Yordan, 324 South 400 West, Suite 250, Salt Lake City, Utah 84101.

For each matter that you wish to bring before the meeting, other than the nomination of individual for election to the board of directors, please provide the following information:
  a brief description of the business and the reason for bringing it to the meeting;
  your name and record address;
  the number of shares of Company stock which you own; and
  any material interest (such as financial or personal interest) that you have in the matter.

If the matter that you wish to propose is a nominee to stand for election to the board of directors please provide the information set forth below under “Director Nominees Recommended by Stockholders.”

Director Nominees Recommended by Stockholders

You may propose director candidates for consideration by the board of directors.  It is our policy that until such time as we establish a nominating committee, our board of directors will consider recommendations for candidates to the board of directors from stockholders holding not fewer than 50,000 shares of our common stock continuously for at least 12 months prior to the date of the submission of the recommendation.  Our board of directors will consider persons recommended by our stockholders in the same manner as a nominee recommended by other board members or management.

Candidates recommended by shareholders will be evaluated based on the same criteria as candidates identified by the independent members of our board of directors.  Shareholders desiring to suggest a candidate for consideration should send a letter to our Corporate Secretary and include:

  a statement that the writer is a shareholder (providing evidence if the person's shares are held in street name) and is proposing a candidate for consideration;
  the name and contact information for the candidate;
  a statement of the candidate’s business and educational experience;
  information regarding the candidate’s qualifications to be a director, including but not limited to an evaluation of the factors discussed above which the board would  consider in evaluating a candidate;
  information regarding any relationship or understanding between the proposing shareholder and the candidate;
  information regarding potential conflicts of interest; and
  a statement that the candidate is willing to be considered and willing to serve as director if nominated and elected.
Because of our limited need to seek additional directors, there is no assurance that all shareholder proposed candidates will be fully considered, that all candidates will be considered equally, or that the proponent of any candidate or the proposed candidate will be contacted by management or the board, and no undertaking to do so is implied by the willingness to consider candidates proposed by shareholders.

For a shareholder recommendation to be considered by the independent directors of our board of directors as a potential candidate at an annual meeting, nominations must be received on or before the deadline for receipt of shareholder proposals.  In the event a shareholder decides to nominate a candidate for director and solicits proxies for such candidate, the shareholder will need to follow the rules set forth by the SEC.  See “2007 Shareholder Proposals” below for additional information.

MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS

The Company has adopted a procedure approved by the SEC called “householding” which will reduce our printing costs and postage fees.  Under this procedure, multiple shareholders residing at the same address will receive a single copy of the proxy statement unless the shareholders notify the Company that they wish to receive individual copies.  Shareholders may revoke their consent to householding at any time by contacting Company, either by calling (949) 721-8272, or by writing to Pacific Health Care Organization, Inc., Attn: Corporate Secretary, c/o Poulton & Yordan, 324 South 400 West, Suite 250, Salt Lake City, Utah 84101. The Company will remove you from the householding program within 30 days of receipt of your response, following which you will receive an individual copy of our disclosure document.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

We file annual and quarterly reports with the Securities and Exchange Commission.  Shareholders may obtain, without charge, a copy of the most recent Form 10-KSB or 10-QSB (without exhibits) by requesting a copy in writing from us at Pacific Health Care Organization, Inc., Attn: Corporate Secretary, c/o Poulton & Yordan, 324 South 400 West, Suite 250, Salt Lake City, Utah 84101.

The exhibits to the Form 10-KSB or 10-QSB are available upon payment of charges that approximate reproduction costs.  If you would like to request documents, please do so by March __, 2008, to receive them before the Special Meeting of Stockholders.

OTHER MATTERS

The Board of Directors knows of no other matters that are to be presented for action at the Special Meeting of Stockholders other than those set forth above.  If any other matters properly come before the Special Meeting of Stockholders, the person named in the enclosed proxy form will vote the shares represented by proxies in accordance with their best judgment on such matters.

It is important that your shares be represented at the annual meeting, regardless of the number of shares you hold.  Therefore, you are urged to execute and return the accompanying proxy in the enclosed envelope at your earliest convenience.

By order of the board of directors

March , 2008	Tom Kubota, President

STOCKHOLDERS ARE REQUESTED TO MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE.   NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOUR PROMPT RESPONSE WILL BE HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

ANNEX A

ARTICLES OF AMENDMENT TO THE
ARTICLES OF INCORPORATION OF
PACIFIC HEALTH CARE ORGANIZATION, INC.

Pacific Health Care Organization, Inc., a corporation organized under the laws of the State of Utah, on April 17, 1970, hereby adopts the following amendment to its Articles of Incorporation pursuant to the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act (the “Act”).
I
The Articles of Incorporation shall be amended to read as follows:
ARTICLE VI
The Corporation hereby approves and adopts a reverse split of the issued and outstanding common stock of the Corporation on a one (1) share for fifty (50) shares basis, and that said reverse split shall occur on a per shareholder basis, provided that no shareholder holding of record at least 50 pre-split shares shall be reversed below 40 post-split shares.  There are 15,427,759 pre-split common shares issued and outstanding.  All fractional shares resulting from the reverse split shall be cashed-out.  The Corporation will issue no fractional shares.  Following the reverse split and cash-out of fractional shares there will be approximately __________ common shares issued and outstanding.
II
The date of shareholder approval and adoption of the foregoing amendment was March __, 2008.  The number of shares outstanding in the Corporation and entitled to vote, as of the record date, on the foregoing amendment was 15,427,759.  All common stock in the Corporation is entitled to one vote per share for each matter coming before the shareholders.  A majority of the shares constitutes a quorum of the shareholders.  The number of shares that approved the foregoing amendment was __________ or ___% of the outstanding shares, which is sufficient to approve the foregoing amendment.

Dated this ___ day of March, 2008

PACIFIC HEALTH CARE ORGANIZATION, INC.

By:
Tom Kubota, President

ANNEX B

ARTICLES OF AMENDMENT TO THE
ARTICLES OF INCORPORATION OF
PACIFIC HEALTH CARE ORGANIZATION, INC.

Pacific Health Care Organization, Inc., a corporation organized under the laws of the State of Utah, on April 17, 1970, hereby adopts the following amendment to its Articles of Incorporation pursuant to the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act (the “Act”).
I
The Articles of Incorporation shall be amended to read as follows:
ARTICLE VI
The Corporation hereby approves and adopts a forward split of the issued and outstanding common stock of the Corporation on a two and one-half (2.5) shares for one (1) share basis, and that said forward split shall occur on a per shareholder basis.  There are _____________ pre-split common shares issued and outstanding.  All fractional shares resulting from the forward split shall be rounded up to the next whole share.  Following the forward split there will be approximately __________ common shares issued and outstanding.
II
The date of shareholder approval and adoption of the foregoing amendment was March __, 2008.  The number of shares outstanding in the Corporation and entitled to vote, as of the record date, on the foregoing amendment was 15,427,759.  All common stock in the Corporation is entitled to one vote per share for each matter coming before the shareholders.  A majority of the shares constitutes a quorum of the shareholders.  The number of shares that approved the foregoing amendment was __________ or ___% of the outstanding shares, which is sufficient to approve the foregoing amendment.

Dated this ___ day of March, 2008

PACIFIC HEALTH CARE ORGANIZATION, INC.

By:
Tom Kubota, President

Proxy – Pacific Health Care Organization, Inc.

Special Meeting of Stockholders – March __, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Tom Kubota and Frank Hough, severally, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of PACIFIC HEALTH CARE ORGANIZATION, INC., of record in the name of the undersigned at the close of business on February 22, 2008, which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company and at any and all adjournments thereof, with respect to the matters set forth on the reverse side and described in the Notice of Special Meeting and Proxy Statement dated March __, 2008, receipt of which is acknowledged.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). IF NO INDICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

(Please See Reverse Side)

Proxy – Pacific Health Care Organization, Inc.

Special Meeting of Stockholders – March __, 2008

[Name and address of shareholder]

☐	Mark this box with an X if you have made changes to your name or address details above.

The Board of Directors recommends a vote FOR the following proposals.
		For	Against	Abstain
1.
AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO EFFECT A 1-FOR-50 REVERSE SPLIT OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY FOLLOWED BY A 2.5-FOR-1 FORWARD SPLIT OF ISSUED AND OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY.
		☐	☐	☐

2.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY AND ALL ADJOURNMENTS THEREOF.	☐	☐	☐

Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
[ ]	[ ]	[ / / ]

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